Exhibit 99.1

Reconciliation of Non-GAAP Financial Information—Segmental

(Unaudited, Dollars in Thousands)

NuStar Energy L.P. utilizes a financial measure, EBITDA, that is not defined in United States generally accepted accounting principles. Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare partnership performance. In addition, management believes that this measure provides investors an enhanced perspective of the operating performance of the partnership's assets. EBITDA is not intended nor presented as an alternative to operating income.

EBITDA should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles. EBITDA in the following reconciliations relate to our operating segments. For purposes of segment reporting we do not allocate general and administrative expenses to our reported operating segments because those expenses relate primarily to the overall management at the entity level. Therefore, EBITDA reflected in the following reconciliations exclude any allocation of general and administrative expenses consistent with our policy for determining segmental operating income, the most directly comparable GAAP measure.

Our independent registered public accounting firm has not completed its audit of NuStar Energy’s financial statements for the year ended December 31, 2011. As a result, the financial results for the full year ended December 31, 2011, which appear below, are subject to change.

The following is a reconciliation of operating income to EBITDA for the Storage Segment:

	Year Ended December 31,
	2006	2007	2008	2009	2010	2011
Operating income	$108,486	$114,635	$141,079	$171,245	$178,947	$193,395
Plus depreciation and amortization expense	53,121	62,317	66,706	70,888	77,071	87,737

EBITDA	$161,607	$176,952	$207,785	$242,133	$256,018	$281,132

The following is a reconciliation of operating income to EBITDA for the Transportation Segment:

	Year Ended December 31,
	2006	2007	2008	2009	2010	2011
Operating income	$122,714	$126,508	$135,086	$139,869	$148,571	$145,613
Plus depreciation and amortization expense	47,145	49,946	50,749	50,528	50,617	51,175

EBITDA	$169,859	$176,454	$185,835	$190,397	$199,188	$196,788

The following is a reconciliation of operating income to EBITDA for the Asphalt and Fuels Marketing Segment:

	Year Ended December 31,
	2006	2007	2008	2009	2010	2011
Operating income	$26,815	$21,111	$112,506	$60,629	$90,861	$85,229
Plus depreciation and amortization expense	—	423	14,734	19,463	20,257	22,636

EBITDA	$26,815	$21,534	$127,240	$80,092	$111,118	$107,865

Reconciliation of Non-GAAP Financial Information—Consolidated

(Unaudited, Dollars in Thousands)

NuStar Energy L.P. utilizes two financial measures, EBITDA and distributable cash flow, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership's assets and the cash that the business is generating. Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

Our independent registered public accounting firm has not completed its audit of NuStar Energy’s financial statements for the year ended December 31, 2011. As a result, the financial results for the full year ended December 31, 2011, which appear below, are subject to change.

The following is a reconciliation of net income to EBITDA and distributable cash flow:

	Year Ended December 31,
	2011	2010
Net income	$221,601	$238,970
Plus interest expense, net	83,681	78,280
Plus income tax expense	16,879	11,741
Plus depreciation and amortization expense	168,286	153,802

EBITDA	490,447	482,793
Less equity in earnings of joint venture	(11,458)	(10,500)
Less interest expense, net	(83,681)	(78,280)
Less reliability capital expenditures	(50,339)	(54,031)
Less income tax expense	(16,879)	(11,741)
Plus distributions from joint venture	14,374	9,625
Mark-to-market impact on hedge transactions (a)	456	(17,640)
Contingent loss adjustment	3,250	—
Other non-cash items	5,093	—

Distributable cash flow	$351,263	$320,226

EBITDA	$490,447	$482,793
EBITDA attributable to noncontrolling interest	415	—

EBITDA attributable to NuStar Energy L.P.	$490,032	$482,793

Distributable cash flow	$351,263	$320,226
Distributable cash flow attributable to noncontrolling interest	441	—

Distributable cash flow attributable to NuStar Energy L.P.	$350,822	$320,226

General partner’s interest in distributable cash flow	42,956	39,531

Limited partners’ interest in distributable cash flow	$307,866	$280,695

(a)	Distributable cash flow excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory. The gain or loss associated with these contracts is realized in distributable cash flow when the contracts are settled.